EXHIBIT 3(a)(2)

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
WELLMAN, INC.
* * * * * *

Wellman, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST:

That at a meeting of the Board of Directors of Wellman, Inc. resolutions were duly adopted setting forth a proposed amendment to the Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof; and that the Board of Directors of Wellman, Inc., by the unanimous written consent of its members, filed with the minutes of the board, duly adopted resolutions amending the resolutions relating to the amendment of the corporation's Restated Certificate of Incorporation. The amended resolution setting forth the proposed amendment is as follows:

VOTED:

That Article FOURTH of the Corporation's Restated Certificate of Incorporation be amended to read in its entirety as set forth in Exhibit A attached hereto and incorporated herein; that such amendment is hereby declared advisable; and that such amendment be considered at the 1989 Annual Meeting of Stockholders.

SECOND:

That thereafter, pursuant to a resolution of its Board of Directors, the 1989 Annual Meeting of Stockholders of Wellman, Inc. was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which Annual Meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD:	That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Wellman, Inc. has caused this certificate to be signed by Clifford J. Christenson, its Vice President, and attested by Laura N. Wilkinson, its Assistant Secretary, this 18th day of May, 1989.

WELLMAN, INC. By/s/ Clifford J. Christenson Clifford J. Christenson Vice President
ATTEST: By/s/ Laura N. Wilkinson Laura N. Wilkinson Assistant Secretary

EXHIBIT A
Amendment to Restated Certificate of Incorporation
FOURTH.

Capital Stock. The total number of shares of stock which the Corporation is authorized to issue is 45,500,000 as follows: 40,000,000 shares of Common Stock with a par value of $.001 per share and 5,500,000 shares of Class B Common Stock with a par value of $.001 per share.

A. Common Stock

The powers, designations, preferences, and relative, participating, optional and other rights of the Common Stock and the Class B Common Stock shall be identical in all respects except as follows:

1. Voting Rights

(a) Election of Directors. Holders of Class B Common Stock, as such, shall have no voting rights with respect to the election of Directors, and shares of Class B Common Stock shall not be included in determining the number of shares entitled to be voted on such matter.

(b) Other Voting Rights. Holders of the Class B Common Stock, as such, shall have no right to vote on any other matters to be voted on by the stockholders of the Corporation, and the shares of Class B Common Stock shall not be included in determining the number of shares entitled to be voted on such matters; provided, however, that (i) the holders of Class B Common Stock shall have the right to vote as a separate class on the matters specified in Section 242(b)(2) of the Delaware General Corporation Law, and (ii) the shares of Class B Common Stock shall be included in determining the number of shares entitled to be voted on, and the holders thereof, as such, voting together with the holders of the Common Stock, and not as a separate class, shall be entitled to one vote per share on all matters on which the holders of Voting Shares (as defined in Article SEVENTH) are entitled to vote pursuant to Article SEVENTH hereof, and on all matters required to be submitted to a vote of the stockholders under the General Corporation Law of the State of Delaware except for the election of directors.

2. Conversion Rights.

Shares of Class B Common Stock may, at the election of the holder thereof in connection with, but only in connection with, a sale thereof to a purchaser which is not an affiliate (as defined by the Securities Exchange Act of 1934) of such holder, be converted into an equal number of fully paid and non-assessable shares of Common Stock.

Any such conversion shall be exercised by the surrender by the holder to the Corporation at its principal office of the certificate or certificates representing the shares being converted accompanied by a written notice of conversion stating therein the name or names in which it wishes the certificate or certificates for Common Stock to be issued; provided, however, that upon the conversion of the Class B Common Stock, a certification shall be given that such conversion is in connection with the sale of such shares to a person other than an affiliate of such holder. In case such notice shall specify a name or names other than that of the holder, such notice shall be accompanied by payment of any and all transfer taxes payable upon the issue of the Common Stock in such name or names. As soon as practicable after such surrender of such certificate or certificates, the Corporation shall issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. The Corporation shall at all times reserve and keep available out of its authorized and unissued shares of Common Stock, solely for issuance upon the conversion of shares of the Class B Common Stock as herein provided, such number of shares of Common Stock as shall from time to time be issuable upon all of the shares of Class B Common Stock at the time outstanding. Upon the conversion of any shares of Class B Common Stock into shares of Common Stock hereunder the shares of Class B Common Stock so converted shall thereupon become authorized but unissued shares of such Class B Common Stock.

B. Conversion of Shares Outstanding on Effective Date of this Article FOURTH.

Upon the effective date of this Article FOURTH, and without further action on the part of the Board of Directors or holders of any outstanding shares of the capital stock of the Corporation, (1) each share of the currently outstanding Common Stock, par value $1.00 per share, Class A Participating Preferred Stock, par value $1.00 per share, Class D Participating Preferred Stock, par value $1.00 per share and Class E Participating Preferred Stock, par value $1.00 per share, shall be converted into one hundred eight (108) fully paid and non-assessable shares of Common Stock, par value $.001 per share, and (2) each share of the currently outstanding Class B Participating Preferred Stock, par value $1.00 per share, shall be converted into one hundred eight (108) fully paid and non-assessable shares of Class B Common Stock, par value $.001 per share.